March 23, 2026

Zhichen Sun
Chief Executive Officer
XChange TEC.INC
Room 613, No.259, Guoxia Road
Yangpu District, Shanghai, 200433
People   s Republic of China

       Re: XChange TEC.INC
           Form 20-F for Fiscal Year Ended September 30, 2024
           Form 20-F for Fiscal Year Ended September 30, 2025
           File No. 001-39111
Dear Zhichen Sun:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Finance
cc:   Marc Rivera, Esq.